Exhibit A to Proxy Statement


FOURTH:	The aggregate number of shares which the Corporation
shall have the authority to issue shall be (a) 6,000,000 shares of Common Stock without par value; and (b) 5,000,000 shares of Series A Convertible Preferred Stock as follows:

	1.	Number of Shares.  The series of Preferred Stock
designated and known as "Series A Convertible Preferred Stock" shall consist of 5,000,000 shares.

	2.	Voting.  Except as may be otherwise provided in these
terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A
Convertible Preferred Stock is then convertible; provided, however, that if the number of such number of votes is greater than such number of shares of Series A Convertible Preferred Stock and is consequently a violation of the rules of the Nasdaq Stock Market applicable to the Company, then the number of votes shall equal the number of shares of Series A Convertible Preferred
Stock.

	3.	Dividends.  The holders of the Series A Convertible
Preferred Stock shall be entitled to receive, out of funds legally available therefor, quarterly cash dividends at the rate per annum of $____ [4% of the original purchase price] per share until ________ __, 2002 [third anniversary of the Preferred Share and Warrant Closing] and thereafter at the rate of $_______ [10% of the original purchase price] per share (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative. Accruing Dividends shall be declared by the Board of Directors and paid by the Corporation quarterly on January 31, April 30, July 31 and October 31 of each year with respect to each share of Series A Convertible Preferred Stock then issued and outstanding. At the sole option of the holder of shares of Series A Convertible Preferred Stock, the Accruing Dividends may be paid in the form of additional shares of Common Stock. Upon declaration by the Board of Directors of the Accruing Dividends, notice shall be sent to each holder of Series A Convertible Preferred Stock of such declaration and notifying each such holder (such notice, the "Dividend
Notice") that the Accruing Dividends shall be paid in cash unless such holder elects, by notice to the Corporation within 15 days of receipt of the Dividend Notice, to have the Accruing Dividends paid in the form of additional shares of Common Stock. If any holder so elects, such holder shall receive in payment in full of the Accruing Dividends that number of shares of Common Stock as is equal to the aggregate value of the Accruing Dividends to be paid divided by the Fair Market Value (as defined in subparagraph 6Q below) of one share of Common Stock on the date such Accruing Dividends were declared (a statement as to such Fair Market Value shall be included in the Dividend Notice). If payment of the Accruing Dividends as provided above would violate applicable law, the Corporation's Articles of Incorporation or its Code of Regulations, then the Corporation shall notify the holders of shares of Series A Convertible Preferred Stock of such fact and at the election of at least a majority of the holders of the Series A Convertible Preferred Stock, the Accruing Dividends shall be declared and paid in the form of additional shares of Common Stock as provided above. The holders of the Series A Convertible Preferred Stock shall also be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible).

	4.	Liquidation.  Upon any liquidation, dissolution or
winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to the greater of (i) $____ [original purchase price] per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends declared but unpaid thereon, computed to the date payment thereof is made available, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series A Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Any of (i) the consolidation or merger of the Corporation (other than a merger to reincorporate the Corporation in a different jurisdiction) into or with any other entity or entities in which the shares of the Corporation outstanding immediately prior to the closing of such event represent or are converted into shares of the surviving or resulting entity that represent less than a majority of the total number of shares of the surviving or resulting entity that are outstanding or are reserved for issuance upon the exercise or conversion of outstanding securities immediately after the closing of such event, (ii) the sale or transfer of fifty percent (50%) or more of the capital stock of the Corporation in a single transaction or series of related transactions, and (iii) the sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4, unless the holders of at least sixty percent (60%) of the then outstanding Series A Convertible Preferred Stock otherwise agree. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

	5.	Restrictions.  At any time when shares of Series A
Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

		5A.	Create or authorize the creation of any
additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series A Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise;

		5B.	Consent to any liquidation, dissolution or
winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets;

		5C.	Amend, alter or repeal its Articles of
Incorporation if the effect would be detrimental or adverse in any manner with respect to the rights of the holders of the Series A
Convertible Preferred Stock;

		5D.	Purchase or set aside any sums for the purchase
of, or pay any dividend or make any distribution on, any shares of stock other than the Series A Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares; or

		5E.	Redeem or otherwise acquire any shares of
Series A Convertible Preferred Stock except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series A Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Convertible Preferred Stock then held by each such holder.

	6.	Conversions.  The holders of shares of Series A
Convertible Preferred Stock shall have the following conversion rights:

		6A.	Right to Convert.  Subject to the terms and
conditions of this paragraph 6, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $____ [original purchase price] and (ii) dividing the result by the conversion price of $____ [original purchase price] per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

		6B.	Issuance of Certificates; Time Conversion
Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

		6C.	Fractional Shares; Dividends; Partial
Conversion. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

		6D.	Adjustment of Price Upon Issuance of Common
Stock. Except as provided in subparagraph 6E, if and whenever, after the date one or more shares of Series A Convertible
Preferred Stock is first issued, the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price at which the Corporation issued or sold, or is deemed to have issued or sold, such shares of Common Stock.

	For purposes of this subparagraph 6D, the following subpara-graphs 6D(1) to 6D(7) shall also be applicable:

			6D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing
(i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common
Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. In the event that all Options referred to in this subparagraph 6D(1) are terminated or expire without any such Options having been exercised, the Conversion Price shall be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had all such Options never been issued. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

			6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common
Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale, and (c) in the event that all Convertible Securities referred to in this subparagraph 6D(2) are terminated or expire without any such Convertible Securities having been converted or exchanged, the Conversion Price shall be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had all such Convertible Securities never been issued.

			6D(3)  Change in Option Price or Conversion
Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

			6D(4) Stock Dividends. In case the Corporation shall declare a dividend (other than the Accruing Dividends) or make any other distribution upon any stock of the Corporation
(other than the Common Stock) payable in Common Stock, Options or
Convertible Securities, then any Common Stock, Options or
Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at a price per share equal to $.00001.

			6D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

			6D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

			6D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

		6E.	Certain Issues of Common Stock Excepted.
Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of filing of these terms of the Series A Convertible Preferred Stock of up to an aggregate of [remaining option pool] shares (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F) of Common Stock to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, plus such number of shares of Common Stock which are repurchased by the Corporation from such persons after such date pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices paid by such persons to the Corporation therefor.

		6F.	Subdivision or Combination of Common Stock.  In
case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof.

		6G.	Reorganization or Reclassification.  If any
capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

		6H.	Notice of Adjustment.  Upon any adjustment of
the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series A
Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

		6I.	Other Notices.  In case at any time:

			(1)	the Corporation shall declare any dividend
upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

			(2)	the Corporation shall offer for
subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

			(3)	there shall be any capital reorganization
or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets, or any Change of Control (a defined in paragraph 7);

			(4)	there shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Corporation; or

			(5)	the election by at least a majority of the
holders of Series A Convertible Stock to have the Corporation redeem the outstanding shares of Series A Convertible Preferred
Stock pursuant to paragraph 7 hereof;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation,
(a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation, winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation, winding up, Change of Control or redemption, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

		6J.	Stock to be Reserved.  The Corporation will at
all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securi-ties exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjust-ment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

		6K.	No Reissuance of Series A Convertible Preferred
Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

		6L.	Issue Tax.  The issuance of certificates for
shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

		6M.	Closing of Books.  The Corporation will at no
time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred
Stock, except as may otherwise be required to comply with applic-able securities laws.

		6N.	Definition of Common Stock.  As used in this
paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value per share, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

		6O. Mandatory Conversion. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate price paid for such shares by the public shall be at least $25,000,000 and (ii) the price paid by the public for such shares shall be at least $5.00 per share (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Series A Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. If at any time after ____________ __, 2002 [the third anniversary of the Preferred Share and Warrant Closing Date] the Fair Market Value (as defined below) of one share of Common Stock exceeds $_________ [200% of original purchase price] (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F), then effective upon delivery of a notice of such Fair Market Value to each holder of any shares of Series A Convertible Preferred Stock, such delivery to be in person, certified or registered mail, return receipt requested, telecopier or telex, to the address of such holder as shown on the books of the Corporation, all outstanding shares of Series A Convertible Preferred stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. Holders of shares of Series A Convertible Preferred Stock converted pursuant to this subparagraph 6O may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

		6P.	Additional Adjustment to Conversion Price.  If
on _______ __, 2001 [the second anniversary of the Preferred Share and Warrant Closing Date], the product of (A) the Fair Market
Value of one share of Common Stock, multiplied by (B) __________ [total number of shares of Series A issued at the Preferred Share and Warrant Closing], is less than the difference of (i)
$6,250,000, minus (ii) the aggregate total of all Accruing
Dividends which have been declared and paid until such date, then the Conversion Price shall be reduced to the price which equals two-thirds of the Conversion Price in effect immediately prior to such reduction.

		6Q.	Fair Market Value.  For the purposes of
paragraph 3 and subparagraphs 6O and 6P, "Fair Market Value" of one share of Common Stock on any specified date shall mean:

		(i)	If shares of Common Stock are traded on an
exchange or are quoted on the Nasdaq National Market, the average of the last reported sale price of the Common Stock on the twenty trading days before such date;

		(ii)	If shares of the Common Stock are not traded on
an exchange or on the Nasdaq National Market but are traded in the over-the-counter market, the average of the mean of the last bid and asked prices reported on the twenty trading days before such date (1) by the Nasdaq or (2) if reports are unavailable under clause (1) by the National Quotation Bureau Incorporated; and

		(iii)	If shares of the Company's Common Stock are not
publicly traded, then as determined in good faith by the Board of Directors upon review of relevant factors.

	6R.	Adjustment for Dividends in Other Stock, Property,
etc.; Reclassification, etc. In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor:

		(a)	other or additional stock or other securities or
property (other than cash) by way of dividend, or

		(b)	any cash (excluding cash dividends payable
solely out of earnings or earned surplus of the Company), or

		(c)	other or additional stock or other securities or
property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement,

other than additional shares of Common Stock issued as a stock dividend or in a stock-split, then and in each such case each holder of shares of Series A Convertible Preferred Stock shall be entitled to receive such stock and other securities and property (including cash in the cases referred to in subparagraphs 6R(b) and (c)) at the same rate as such stock and other securities and property (including cash in the cases referred to in subparagraphs 6R(b) and (c)) are paid with respect to the Common Stock (treating each share of Series A Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible).

	7.	Redemption.  The shares of Series A Convertible Pre-
ferred Stock may be redeemed as follows:

		7A.	Optional Redemption.  In the event of a Change
of Control (as defined below) the holders of a majority of the shares of the Series A Convertible Preferred Stock may require the Corporation to redeem the shares of Series A Convertible Preferred Stock pursuant to this paragraph 7. "Change of Control" shall mean the acquisition by a person or related persons, or entity or related entities, of voting securities of the Corporation
(including securities convertible into voting securities, "Voting Securities") which, together with all other Voting Securities owned by such person, persons, entity or entities (A) exceeds fifty percent (50%) of all outstanding Voting Securities of the Corporation at such time, or (B) represents greater than fifty percent (50%) of the voting power of all outstanding Voting
Securities at such time.

		7B.	Redemption Price and Payment.  The Series A Con-
vertible Preferred Stock to be redeemed on the Redemption Date (as defined below) shall be redeemed by paying for each share an amount in cash equal to $__________ [110% of original purchase price] per share plus, in the case of each share, an amount equal to all dividends, excluding Accruing Dividends, declared but unpaid thereon, computed to the Redemption Date, such amount being referred to as the "Redemption Price". Such payment shall be made in full on the Redemption Date to the holders entitled thereto.

		7C.	Redemption Mechanics.  Pursuant to the
provisions of paragraph 6I, notice of any Change of Control shall be delivered to each holder of any shares of Series A Convertible Preferred Stock at least 20 days prior to the effective date of any such Change of Control. By written notice delivered to the Corporation, the holders of at least fifty percent (50%) of the outstanding shares of Series A Convertible Preferred Stock may require the Corporation to redeem all outstanding shares of Series A Convertible Preferred Stock pursuant to this paragraph 7. Such notice delivered to the Company shall specify the date on which the Company shall redeem the shares of Series A Convertible Preferred Stock (the "Redemption Date"), which shall in no event be (i) prior to the effective date of the Change of Control or
(ii) fewer than 21 days after delivery of such notice to the Company. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Convertible Preferred Stock, the holders of shares of Series A Convertible Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

	8.	Amendments.  No provision of these terms of the
Series A Convertible Preferred Stock may be amended (whether by merger, consolidation or otherwise), modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock.


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Exhibit A to Proxy Statement